Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Equitrans Midstream Corporation Directors’ Deferred Compensation Plan of (i) our reports dated August 9, 2018, with respect to the combined consolidated financial statements of Equitrans Midstream Corporation Predecessor and the financial statements of Equitrans Midstream Corporation and (ii) our report dated April 13, 2017 (except for Note 13, as to which the date is August 9, 2018) with respect to the consolidated financial statements of Rice Midstream Holdings LLC included in Amendment No. 3 to the Registration Statement (Form 10 No. 001-38629) of Equitrans Midstream Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

November 9, 2018